EXHIBIT 10(ii)

SECOND AMENDMENT TO AMENDED

AND RESTATED SERVICE AGREEMENT

This amendment is made effective January 1, 2001, between Wisconsin Dental Group, S.C., a Wisconsin service corporation (“Provider”), and Northpark Dental Group, Inc. (fka Smileage Dental Care, Inc.), a Wisconsin corporation (“Service Company”).

Background Information

Provider and Service Company (the “Parties”) are the parties to an Amended and Restated Service Agreement dated January 1, 1999 (the “Original Service Agreement”), as amended by a First Amendment to the Original Service Agreement dated October 1, 2000 (the “First Amendment”), and otherwise modified from time to time prior to the date of this amendment (as so amended and modified, collectively, the “Service Agreement”), pursuant to which Service Company provides management services to the dental practice owned and operated by Provider. The Parties desire to modify certain provisions of the Service Agreement and are executing this amendment for that purpose.

Statement of Agreement

The Parties acknowledge the foregoing Background Information and hereby agree as follows:

§1. Definitions. As used in the Service Agreement, as modified by this amendment: (a) the term “Performance Fee” shall mean the fee paid to Service Company by Provider as described in §7.3(b) of the Service Agreement; and (b) the term “Calculated Margin” shall mean, for any period (i) the actual Adjusted Gross Revenue for that period, less (ii) the sum of actual Clinic Expense and the actual Approved Provider Expense (as defined in the First Amendment) for that period.

All other capitalized terms used but not otherwise defined in this amendment shall have the respective meanings given to those terms in the Service Agreement.

§2. Priority of Payments. Section 4.12(b) of the Service Agreement is hereby deleted in its entirety and replaced with the following:

(b) Priority of Payments. All funds that are in the Provider Account shall be applied (to the extent available) in the following order of priority:

(i) Reimbursement of Clinic Expenses to Service Company pursuant to §7.1;

(ii) Repayment of advances made by Service Company to Provider pursuant to §7.2;

(iii) Payment of the Service Fee to Service Company pursuant to §7.3(a);

(iv) Payment of Approved Provider Expenses to Provider; and

(v) Payment of the Performance Fee to Service Company pursuant to §7.3(b).

§3. Fees. Sections 7.3 and 7.4 of the Service Agreement are hereby deleted from the Service Agreement in their entirety and replaced with the following:

§7.3 Fees. Provider and Service Company acknowledge and agree that the compensation set forth in this Article is being paid to Service Company in consideration of the substantial commitment being made by Service Company hereunder and that such fees are fair and reasonable in all respects in consideration of (i) the services performed by Service Company hereunder and (ii) the capital being made available by Service Company. Service Company shall be paid the following service fees:

(a) Service Fee. Service Company shall receive a quarterly Service Fee equal to the amount established pursuant to item 1 of Exhibit A-1 attached to this agreement or such other greater amount as may be agreed upon by the Parties, payable in three equal monthly installments; and

(b) Performance Fee. Service Company shall receive a Performance Fee equal to the amount, if any, by which the Calculated Margin for each calendar quarter exceeds the Service Fee for that calendar quarter, subject to adjustment pursuant to §7.4, below. The Performance Fee shall be calculated monthly and payable quarterly.

§7.4 Adjustment to Performance Fee. The Performance Fee may be adjusted for any calendar quarter during the Term pursuant to the following provisions:

(a) If, for any calendar quarter during the Term, the Calculated Margin exceeds the Service Fee for that calendar quarter, then the Performance Fee for that calendar quarter shall be reduced by an amount equal to the Adjustment Percentage (defined below) of the difference between such Actual Margin and such Service Fee.

(b) The adjustment, if any, under this §7.4 shall be calculated monthly and payable quarterly.

For purposes of the Service Agreement and this amendment, the term “Adjustment Percentage” shall mean a percentage determined as follows:

Calendar Year	Percentage
2001	10%
2002	15%
2003	20%
2004	25%
2005 and thereafter	30%

Exhibit A-1 attached to this Service Agreement is hereby deleted in its entirety and replaced with the Exhibit A-1 attached to this amendment.

§4. Interpretation. This is an amendment to and a part of the Service Agreement, and the provisions of this amendment shall apply from and after the date of this amendment, but shall not affect the application of the Service Agreement to periods prior to such date. In the event of any inconsistency between the provisions of the Service Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Service Agreement shall continue in full force and effect without change.

WISCONSIN DENTAL GROUP, S.C.		NORTHPARK DENTAL GROUP, INC.

By	/s/ ROBERT W. TRETTIN	By	/s/ GREGORY A. SERRAO
	Robert W. Trettin, President	Its	Chairman

EXHIBIT A-1

FINANCIAL TERMS

1. Service Fee [§7.3(a)]. The quarterly Service Fees for calendar year 2001 shall be as follows:

Qtr. 1	Qtr. 2	Qtr. 3	Qtr. 4	Full Year
$822,858	$812,331	$695,835	$818,184	$3,149,208

The Service Fee for each subsequent calendar quarter shall be an amount equal to the aggregate amount of the Service Fee and the Performance Fee paid or payable with respect to the corresponding calendar quarter in the immediately preceding calendar year (after giving effect to any adjustments under §7.4 of this Agreement).

2. Adjustments. Any or all of the percentages or amounts contained in this exhibit my hereafter be changed from time to time by written agreement of the Parties. Such agreement may be in the form of a new Exhibit A-1 to this agreement, which, if signed by both Parties, shall supersede this exhibit for all purposes thereafter.

The effective date of this Exhibit A-1 is January 1, 2001.

WISCONSIN DENTAL GROUP, S.C.		NORTHPARK DENTAL GROUP, INC.

By	/s/ ROBERT W. TRETTIN	By	/s/ GREGORY A. SERRAO
	Robert W. Trettin, President	Its	CEO